EXHIBIT 19

BANNER CORPORATION
POLICY AND PROCEDURES GOVERNING TRADING IN SECURITIES AND CONFIDENTIALITY OF INSIDE INFORMATION FOR DIRECTORS, OFFICERS AND EMPLOYEES
(“INSIDER TRADING POLICY”)

Amended and Restated with Board Approval on February 26, 2025
BANNER CORPORATION         CONFIDENTIAL

BANNER CORPORATION         CONFIDENTIAL

1.PURPOSE AND BACKGROUND
As a financial institution and a publicly traded company, Banner Corporation (together with its subsidiaries, “Banner” or the “Corporation”), has a legal obligation to maintain the confidentiality of non-public information obtained in the course of its business. This obligation extends to all directors, officers and employees at our institution (collectively, “personnel” or “insiders”). This obligation precludes the use by personnel for direct or indirect personal gain or profit, of non-public information (also known as inside information) received in connection with our business activities.
Moreover, the use of material non-public information in securities transactions (insider trading) or the communication of such information to others not affiliated with the Corporation who then use it in securities trading (tipping) may violate the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement (forfeiture) of any profits realized or losses avoided through use of the non-public information, penalties of up to $1 million or three times such profits or avoided losses, whichever is greater, and exposure to additional liability in private civil actions. Further, insider trading violations expose the Corporation, its directors, officers and other personnel acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations. Any person who violates this policy may be subject to disciplinary action, which may include ineligibility to participate in the Corporation’s equity incentive plans or termination of employment.
The SEC has adopted a rule for fair disclosure, Regulation FD, that prohibits directors, officers, employees and others from selectively disclosing material non-public information to members of the public, including securities analysts, brokers or the Corporation’s shareholders. In particular, Regulation FD applies to disclosures made by the Corporation, or any person acting on its behalf, such as an executive officer, director, investor relations or public relations officer, and any other officer, employee, or agent of the Corporation who regularly communicates with securities market professionals or shareholders of the Corporation. Violations of Regulation FD can subject a company, or persons acting on its behalf, to SEC enforcement action, fines and other penalties. The SEC has indicated that the establishment of “an appropriate policy, and the issuer’s adherence to it, may often be relevant in determining the issuer’s intent with regard to selective disclosure.” Accordingly, any contacts or questions from securities market professionals or shareholders of the Corporation should be referred to the Corporation’s Chief Executive Officer, Chief Financial Officer or Investor Relations Director. By designating an authorized spokesperson, this procedure will help the Corporation avoid making available on a selective basis material non-public information and allow the Corporation, if necessary, in the case of non-intentional disclosures, to make corrective disclosure statements in the form of press releases and the filing of Form 8-Ks.
The Corporation has adopted the following policies and procedures in an effort to ensure that material non-public information will not be used by personnel in securities transactions, that such persons comply with federal and state securities laws restricting trading in securities and that the confidentiality of information we receive in the course of our business is maintained.
BANNER CORPORATION     Page 1 of 13    CONFIDENTIAL

The policies regarding securities transactions also apply to transactions by (i) Immediate Family Members and (ii) Controlled Entities. Each insider is responsible for the transactions of Immediate Family Members and should make them aware of the need to discuss with the insider any trades in Banner’s securities before they occur. Similarly, transactions by Controlled Entities are treated under this policy and applicable securities laws as if they were for the insider's own account. Transactions in Banner securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Banner’s reputation for adhering to the highest standards of conduct.
Strict compliance with these policies is expected of all personnel and their Immediate Family Members and Controlled Entities, and any violation may result in sanctions, up to and including termination of employment.
2.DEFINITIONS
1933 Act – The Securities Act of 1933, as amended.
1934 Act – The Securities Exchange Act of 1934, as amended.
Controlled Entities – Any and all corporations, partnerships, trusts or other entities for which the insider has, or shares, the ability to control the entity’s investment decisions.
Immediate Family Members – Family members or other individuals who reside in the same household with an insider and any family members who do not live in the same household with an insider but whose transactions in Banner’s securities are directed by the insider or are subject to the insider’s influence or control, such as parents or children who consult with the insider before they trade Banner securities.
Material Non-Public Information – As used in this document, the term “material non-public information” is information that a reasonable investor would consider important in making a decision to buy, hold or sell securities and has not been fully disclosed and made available to the general public. Any information that could be expected to affect the price of Banner’s securities, whether it is positive or negative, should be considered material. Whether information is material depends on the particular facts and circumstance. While not exhaustive, the following are examples of the types of information that should be considered material:
1.Proposals or plans for mergers, acquisitions, purchases or dispositions of substantial assets or tender offers;
2.Earnings estimates or results, whether for the month, quarter or year;
3.Substantial deviation from Banner-issued projections, particularly earnings projections;
4.Changes in dividends;
5.New product innovation, development or implementation;
6.New equity or debt offerings;
BANNER CORPORATION     Page 2 of 13    CONFIDENTIAL

7.Specific details of current or planned share repurchase activities such as specific trading dates and related amounts not disclosed to the public;
8.Major litigation, adverse regulatory proceeding or material threat of either event;
9.Significant operational issues, including changes in senior management and changes in the value or composition of assets;
10.Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and
11.Any other information which, if known, would likely influence the decisions of investors.

Whether information is material will depend on the particular facts and circumstances. When doubt exists as to whether non-public information is material, personnel should presume that it is. This includes information available only to a select group of analysts, brokers or institutional investors and undisclosed facts that are the subject of rumors, even if the rumors are widely circulated. To show that information is public, you should be able to point to some evidence that it has been widely disseminated. Information should not be considered available to the general public until at least two full business days after the public release of the information in a press release or in a document publicly filed with or furnished to the SEC. Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, personnel should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Rule 144 – A rule promulgated by the SEC that provides an exemption allowing the public resale of restricted or control securities if a number of conditions are met.
SEC – U.S. Securities and Exchange Commission.
Section 16 insiders – Collectively, directors and executive officers of Banner and any person owning more than ten percent of any registered class of Banner’s equity securities.
Securities – As used in this document, the term “securities” includes common stock, options to purchase common stock and any other securities Banner issues from time to time, such as preferred stock, trust preferred securities, warrants and debt securities, as well as derivative securities relating to Banner securities, such as exchange-traded options.
3.ROLES AND RESPONSIBILITIES
All of Banner’s personnel are responsible for being familiar with and complying with this policy. Certain departments have additional responsibilities related to this policy as further described below.
Audit Committee – is responsible for reviewing this policy and recommending approval by the Board of Directors.
Board of Directors – is responsible for reviewing and approving this policy.
Corporate Secretary – is responsible for appropriately documenting Board approval of this policy.
BANNER CORPORATION     Page 3 of 13    CONFIDENTIAL

Human Resources Department – is responsible for ensuring all new personnel acknowledge and agree to abide by this policy. In addition, to the extent a Human Resources employee’s role involves management or coordination of Banner’s equity plans or other trading of Banner securities by personnel, such employee is responsible for coordinating with the Legal Department in relation to any questions that may implicate this policy, which arise in the context of those equity plans or other trading.
Investor Relations Department – is responsible for issuing trading blackout memos on a quarterly basis and at such other times as may be warranted, in consultation with the Legal Department when needed. The Investor Relations Director acts as Banner’s insider trading compliance officer and is responsible for considering and approving, as may be appropriate, pre-clearance requests in relation to personnel’s trading of Banner securities. The Investor Relations Department is also responsible for the timely coordination and filing of Section 16 reports with the SEC in relation to Section 16 insiders. In addition, the Investor Relations Director is responsible for coordinating with the Legal Department in relation to any questions that may implicate this policy, which arise in the context of personnel’s trading of Banner securities.
Legal Department – acts as sponsor for the policy, including ensuring the policy reflects appropriate content, notifying related parties of responsibilities, renewing the policy in a timely manner and providing a copy of the policy to the Enterprise Risk Management Department for further distribution and storage.
Risk Management Oversight Committee (“RMOC”) – is responsible for reviewing this policy prior to approval by the Corporation’s Board of Directors.
4.APPLICABLE RULES AND REGULATIONS OR GUIDANCE
4.1.Insider Trading Policy Overview
THE BASIC INSIDER TRADING POLICY – Except as noted below, no purchase or sale of Banner securities is allowed by personnel or their Immediate Family Members or Controlled Entities (i) during the blackout period beginning two weeks prior to the end of the fiscal quarter or year and continuing until two full business days after the release of the Corporation’s earnings for such period (the “earnings blackout period”), or (ii) while they possess material non-public information concerning either the Corporation or any other company with which the Corporation has business dealings and continuing until two full business days after the release of such information or until such information is no longer material.
Prohibition on Trading on Material Non-public Information. No personnel may purchase or sell (or recommend that anyone else purchase or sell) any security issued by Banner at any time such personnel is aware of material non-public information regarding Banner until two full business days after the public release of such information or until such information is no longer material.
If you think you may be aware of material non-public information and wish to trade, you should refrain from trading and contact Banner’s Investor Relations Director before initiating a transaction.
BANNER CORPORATION     Page 4 of 13    CONFIDENTIAL

Blackout Periods, Trading Windows and Pre-clearance. Unless done pursuant to an exception discussed below, no insider, or any Immediate Family Member or Controlled Entity of an insider, may purchase or sell (or recommend that anyone else purchase or sell) any security issued by Banner from the commencement of the earnings blackout period noted above and continuing until two full business days after the public release of Banner’s earnings for such period. For example, if Banner’s earnings are publicly released after the market close on a Wednesday, then personnel and their Immediate Family Members and Controlled Entities may trade in Banner securities beginning at the market open on the Monday of the following week (assuming no intervening holidays), provided that they are not then aware of any material non-public information.
To ensure that a material event is not on the horizon, all personnel are strongly encouraged to clear transactions in Banner stock in advance by Banner’s Chief Executive Officer, Chief Financial Officer or Investor Relations Director, even when the trading window is open (a “window period”). Pre-clearance does not constitute legal advice and insiders should consult with their own counsel if the insider may be in possession of material non-public information. In addition, execution of a trade, even if pre-cleared, must be reported immediately by directors and executive officers to the Investor Relations Director for SEC reporting purposes.
From time to time, Banner may close trading in its securities by directors, officers and specific employees and their Immediate Family Members and Controlled Entities during an otherwise open period because of material non-public information or other developments. Should this occur, Banner will notify affected individuals that they should not engage in any transactions in Banner’s securities, and should not disclose to others the fact that a trading blackout period is in effect.
Trading in Securities of Other Public Companies. In addition to the above restrictions on transactions in Banner securities, an insider who learns of material non-public information about a company with which Banner has a business relationship (e.g., a customer, vendor or entity with which Banner is negotiating a transaction) may not, and his or her Immediate Family Members and Controlled Entities may not, trade (or recommend that anyone else trade) in the securities of such other company until two full business days after the public release of such information or until such information is no longer material.
As a corollary to this policy, any personnel with knowledge of material non-public information regarding Banner or another company acquired in the course of business may not communicate this information to any person outside of Banner (including, but not limited to, family members and friends) or to a Banner employee who does not have a need to know such information in connection with the performance of his or her duties to Banner.
BANNER CORPORATION     Page 5 of 13    CONFIDENTIAL

Hardship Exceptions. A person who is subject to an earnings blackout period and who has an unexpected and urgent need to sell Corporation stock in order to generate cash may, in appropriate circumstances, be permitted to sell Corporation stock even during the blackout period. Hardship exceptions may be granted only by the Chief Executive Officer or Chief Financial Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Executive Officer or Chief Financial Officer concludes that the Company’s earnings information for the applicable quarter, and/or other information known to the requestor, as applicable, does not constitute material non-public information. Exceptions for the Chief Executive Officer may be granted by the Corporation’s Board of Directors in its discretion. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
4.2.Rule 10b5-1 Plans
The SEC’s Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if in good faith you enter into a binding contract, provide an instruction or adopt a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material non-public information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material non-public information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material non-public information at the time of the trades.
Any insider who wishes to implement a trading plan under Rule 10b5-1 or amend an existing trading plan must first pre-clear the plan with Banner’s Investor Relations Director. As required by Rule 10b5-1, you may enter into or amend a trading plan only when you are not in possession of material non-public information. In addition, you may enter into or amend a trading plan only during a period when trading by insiders is permitted (i.e., during a window period). You may only have a single trading plan under Rule 10b5-1 and all plans and any amendments or modifications to a plan are subject to a “cooling-off” period during which no trades can be made under the plan. Transactions by insiders pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts and contains the requisite “cooling-off” period. However, any amendments to a previously approved trading plan must be pre-cleared and are subject to an additional “cooling-off” period. If you think you may be aware of material non-public information, you should refrain from trading and contact Banner’s Investor Relations Director before initiating a Rule 10b5-1 trading plan. All trades by a Section 16 insider, even if pursuant to a Rule 10b5-1 trading plan, must be reported immediately to the Investor Relations Director for SEC reporting purposes. See the discussion below under “Additional Reminder for Directors and Executive Officers.”
BANNER CORPORATION     Page 6 of 13    CONFIDENTIAL

Additional Reminder for Directors and Executive Officers. There may be periods of time during which SEC rules specifically prohibit purchases and/or sales by directors and executive officers, without regard to whether material information has been made public. For example, in the case of a merger with, or acquisition of, another company where Banner stock will be issued to the stockholders of the other company, Banner and its directors and executive officers are prohibited from purchasing Banner stock during the proxy solicitation period for the other company’s shareholders and any other period during which Banner’s stock price will determine the number of Banner shares to be issued to the other company’s stockholders in exchange for their shares (the so-called “exchange ratio”). If employees were temporarily prohibited from purchasing or selling Banner stock in their 401(k) accounts (which might occur if the plan’s third-party administrator were being changed), directors and executive officers would also be prohibited from purchasing or selling Banner stock if such stock is or was previously acquired in connection with their service or employment with Banner, whether inside or outside of a 401(k) account.
4.3.Option Exercises
Stock Option Exercises. This insider trading policy does not apply to the exercise of a stock option granted under a Banner plan (i) where the option holder uses cash on hand or shares of Banner stock already owned by the option holder to pay the exercise price and/or satisfy a tax withholding requirement, or (ii) in the case of a net exercise whereby option shares are withheld by the Corporation in payment of the exercise price and/or satisfaction of a tax withholding requirement. This policy does apply, however, to any sale of the option shares as part of a broker-assisted cashless exercise of the option, or any other market sale of Banner stock for the purpose of generating the cash needed to pay the exercise price of the option or satisfy a tax withholding requirement. For insiders, such transactions may only be effected during a window period or pursuant to a pre-approved Rule 10b5-1 trading plan.
4.4.Restricted Stock
Withholding of Shares of Restricted Stock and Shares Underlying Restricted Stock Units to Satisfy Tax Withholding Obligations. This insider trading policy does not apply to the vesting of restricted stock or the withholding by Banner of shares of restricted stock upon the vesting of such stock to satisfy tax withholding obligations. This policy does apply, however, to any market sale of Banner stock upon vesting or to satisfy tax withholding obligations.
4.5. 401(k)/Profit Sharing Plan
401(k)/Profit Sharing Plan. Purchases of Banner stock are not permitted in the Banner 401(k)/Profit Sharing Plan. This policy does apply, however, to certain elections you may make under the 401(k)/Profit Sharing Plan, including (a)  an election to make an intra-plan transfer of an existing account balance out of Banner stock, and (b) an election to borrow money against your 401(k)/Profit Sharing Plan account if the loan will result in a liquidation of some or all of your Banner stock balance. Such transactions may be effected only during a period when you are not subject to a trading blackout period and you are not in possession of material non-public information.
BANNER CORPORATION     Page 7 of 13    CONFIDENTIAL

Dividend Reinvestment and Direct Stock Purchase and Sale Plan (“DRIP”). This insider trading policy applies to certain elections you may make under the DRIP including elections to (i) participate in the plan, (ii) make any additional cash purchases under the plan, (iii) change the level of participation in the plan, or (iv) sell shares acquired under the plan. Such transactions may be effected only during a period when you are not subject to a trading blackout period and you are not in possession of material non-public information.
4.6.Gifts
Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receiving them. If you make such a gift, the sale of the gifted securities by the organization may be attributed to you for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to family members or other persons, where you have reason to believe (which will be judged after the fact with 20/20 hindsight) that the recipient is likely to sell the securities soon after receiving them. For this reason, you should not make such gifts of Banner securities at a time when you are aware of material non-public information about Banner or when you would otherwise not be permitted to transact in Banner securities. You and your Immediate Family Members and Controlled Entities may make such gifts of Banner securities only during a period when trading by insiders is permitted (and then only if you are not aware of material non-public information about Banner), unless the gift is pursuant to a previously established pre-approved Rule 10b5-1 plan. All gifts of Banner securities by a Section 16 insider, even if pursuant to a Rule 10b5-1 trading plan, must be reported immediately to the Investor Relations Director for SEC reporting purposes.
4.7.Prohibition of Short-Term Trading in Securities
The Corporation has a policy against short-term trading by personnel and their Immediate Family Members and Controlled Entities in the securities of Banner or its customers, including short sales of, and options for, such securities. Personnel and their Immediate Family Members and Controlled Entities who purchase securities of Banner are expected to retain such securities for at least six months, provided that this restriction does not apply to the sale of Banner stock in connection with a broker-assisted cashless exercise of stock options in order to generate sufficient sale proceeds to pay the option exercise price and satisfy any applicable withholding taxes, or to any transactions within the Banner 401(k)/Profit Sharing Plan. Sale of such securities prior to the expiration of the six-month period will be deemed an infringement of this policy unless such sale has been approved in advance through a written request (including details of the proposed transaction and any other transaction in Banner securities by such person within the preceding six-month period) filed and approved by the Corporation’s Investor Relations Director based upon a significant and unexpected change in the financial circumstances of the purchaser, such as that occasioned by the death or serious illness of a family member or other substantial justification, subject to the sale not resulting in short-swing profit liability under Section 16(b) of the 1934 Act, Rule 144, and the other limitations on purchases and sales by personnel outlined below.
BANNER CORPORATION     Page 8 of 13    CONFIDENTIAL

4.8.Additional Restrictions
4.8.1    Short Sales
Short sales of Banner securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Banner or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Banner’s performance. For these reasons, short sales of Banner’s securities are prohibited by this policy. In addition, Section 16 insiders and their Immediate Family Members and Controlled Entities are prohibited by law from engaging in short sales of Banner securities.
4.8.2    Standing Orders
Standing orders, except those used in connection with pre-approved Rule 10b5-1 trading plans, should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material non-public information.
4.8.3    Churning
To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of Banner securities. Such “churning” can create the appearance of wrongdoing, even if not based on material non-public information and, for Section 16 insiders, may result in “short-swing profit” liability under Section 16(b) of the 1934 Act.
4.8.4    Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a sale may occur at a time when you are aware of material non-public information or are otherwise prohibited from trading in Banner securities, holding Banner securities in margin accounts and pledging Banner securities are prohibited. This prohibition does not apply to pledges of securities in effect prior to the adoption of this insider trading policy.
4.8.5    Publicly Traded Options
A transaction in a publicly traded option is, in effect, a bet on the short-term movement of the underlying stock and therefore creates the appearance that the person is trading based on inside information. Transactions in publicly traded options with respect to Banner stock also may focus the person’s attention on short-term performance at the expense of Banner’s long-term objectives. Therefore, insiders are prohibited from engaging in such transactions.
4.8.6    Hedging Transactions
Certain forms of hedging or monetization transactions allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, or to otherwise hedge or offset any decrease in the market; such financial instruments include forward sale contracts, prepaid variable forward contracts, equity swaps, collars (including zero-cost
BANNER CORPORATION     Page 9 of 13    CONFIDENTIAL

collars) and exchange funds (also known as swap funds). These transactions may allow the person to continue to own or maintain some exposure to the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Banner’s other security holders. Therefore, insiders and persons acting on their behalf are prohibited from engaging in transactions that hedge or offset any decrease in the market value of Banner securities or limit their ability to profit from an increase in the market value of Banner securities.
4.9.Other Restrictions on Purchases of Banner Securities
In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b-18 under the 1934 Act. Regulation M generally prohibits Banner or any of its affiliates from buying Banner's stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Banner's stock by Banner or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. You should consult with the Corporation if you desire to make purchases of the Corporation’s stock during any period that the Corporation is making a public offering or buying stock from the public.
4.10.Resale Restrictions
The 1933 Act requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by insiders for public sales of securities of their companies is Rule 144 under the 1933 Act. The rule is available for public sales by any person of “restricted securities” (i.e., securities acquired in a private offering or certain other types of offerings exempt from registration under the 1933 Act) and for sales by controlling persons (known as “affiliates,” which typically includes directors, executive officers and greater than 10% beneficial owners) of any securities, whether restricted or unrestricted.
4.10.1    Requirements of Rule 144
Rule 144 contains five basic conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:
1.    Current Public Information. Current information about Banner must be publicly available at the time of sale. Banner’s being current in its annual and quarterly report filings with the SEC will satisfy this requirement.
2.    Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six months prior to sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the 1933 Act. In some cases, such as those involving gifts or bequests, the holding period of another person can be “tacked” to the seller’s holding period for computation purposes (e.g., a recipient of gifted securities generally is deemed to have acquired the securities at the time they were originally acquired by the donor).
3.    Volume Limitations. The amount of securities that can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class, or (ii) the
BANNER CORPORATION     Page 10 of 13    CONFIDENTIAL

average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.
4.    Manner of Sale. The securities must be sold in unsolicited brokers’ transactions, directly to a market-maker or in certain riskless principal transactions.
5.    Notice of Sale. The seller must file a notice of the proposed sale electronically with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves an aggregate sales price of greater than $50,000 in any three-month period. (Should the broker not have a Form 144, they are available online from the SEC.)
4.10.2    Private Sales
Directors, executive officers and employees also may sell securities in a private transaction. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands that he/she is acquiring securities that must be held for at least six months before the securities will be eligible for resale to the public under Rule 144. It is recommended that you consult with counsel prior to engaging in any private sale of Banner securities.
4.11.Reporting Transactions and Disgorgement (Forfeiture) of Profits on Short-Swing Transactions
Section 16 of the 1934 Act applies to directors and executive officers of Banner and to any person owning more than ten percent of any registered class of Banner’s equity securities. Section 16 is intended to deter such Section 16 insiders from misusing confidential information about their companies for personal trading gain. The general effect of Section 16 is to restrict the trading activities of Section 16 insiders with respect to the securities of their companies by requiring prompt public disclosure under Section 16(a) of their trades, permitting the recovery under Section 16(b) of any profits realized by them on certain transactions, and prohibiting them under Section 16(c) from engaging in short sales. The methods employed by Section 16 are discussed below.
1.    Prompt Reporting of Trades. With limited exception, transactions, including gifts, in Banner’s stock by Section 16 insiders (and those whose holdings are attributable to the Section 16 insider for Section 16 purposes, such as Immediate Family Members and Controlled Entities) must be reported to the SEC on a Form 4 no later than the second business day following the trade date. To ensure timely reporting, Section 16 insiders must notify the Investor Relations Director before they trade and promptly notify same after the trade of the pertinent information (i.e., trade date, price, number of shares). Form 4 filings shall be coordinated with the Investor Relations Director.
2.    Recovery of Short-Swing Profits. Under Section 16(b), any profit realized by a Section 16 insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of Banner’s equity securities within a period of less than six months) must be disgorged to Banner upon demand by Banner or a stockholder acting on its behalf. By law, Banner cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section. In other words, Banner, by law, cannot refuse to reclaim such profits. For this reason, Section 16 insiders are encouraged to consult with the Chief Executive Officer, Chief
BANNER CORPORATION     Page 11 of 13    CONFIDENTIAL

Financial Officer or Investor Relations Director before they trade to determine whether their proposed transactions could result in liability under Section 16(b).
3.    Strict Liability Provision. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16 insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16 insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for a Section 16 insider to sustain a net loss on a series of transactions while having recoverable profits.
4.    Broad Application. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by a Section 16 insider may be matched with transactions by any person (such as certain family members and related entities) whose securities are deemed to be beneficially owned by the Section 16 insider.
5.    Limitations on Liability. The SEC has mitigated the impact of Section 16(b) in some situations by exempting certain transactions from being deemed “purchases” or “sales,” such as transactions under certain employee benefit plans (as in the case of stock option exercises and grants). The rules in this area are extremely complex, however, and contain a number of traps for the unwary. For this reason, we suggest that before engaging in any transaction involving Banner’s equity securities, directors and executive officers consult with the Investor Relations Director to discuss the potential applicability of Section 16(b).
4.12.Maintenance of Confidentiality of Non-public Information Obtained from Customers
All personnel are expected to maintain the confidentiality of non-public information received by the Corporation in its business dealings or otherwise. Disclosure of such information to persons outside the Corporation, whether or not in the form of a recommendation to purchase or sell the securities of the Corporation or a customer or the securities of any other publicly traded company with respect to which the Corporation has non-public information, is prohibited. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing non-public information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussions might be overheard.
4.13.Procedures for Transactions Involving Brokerage Firms
To ensure compliance with this policy and timely reporting of transactions to the SEC, directors of the Corporation and executive officers must impose two requirements on the brokers handling their transactions in Banner securities:
1.    Not to enter any buy or sell order (except for orders under pre-approved Rule 10b5-1 plans as described in Section 4.2 of this policy) without (a) first verifying with Banner’s Investor Relations
BANNER CORPORATION     Page 12 of 13    CONFIDENTIAL

Director that your transaction was pre-cleared and (b) complying with the brokerage firm’s compliance procedures (e.g., Rule 144 for sales).
2.    To report to Banner via (a) telephone and (b) in writing (via email or fax) the details of every transaction involving Banner stock, including all Rule 10b5-1 transactions, within one business day after the trade date. This information should be provided to Banner’s Investor Relations Director.
4.14.Post-Termination Transactions
This policy continues to apply to you as long as you are in possession of material non-public information even after you have terminated employment or service as a director. This means that if you are aware of material non-public information when your employment or service terminates, you may not trade in Banner securities until that information has become public or is no longer material, unless the trade occurs pursuant to a pre-approved Rule 10b5-1 trading plan established prior to the termination of your employment or service.
4.15.Potential Criminal and Civil Liability and/or Disciplinary Action
Violations of the insider trading laws may result in civil and/or criminal liability, including fines, imprisonment and barring from service as a director or officer of a public company. Any person who violates this policy may be subject to disciplinary action, up to and including termination of employment.
5.ADDITIONAL POLICY CONTENT
5.1.Additional Guidance
Any person who has a question about this policy or its application to any proposed transaction is encouraged to obtain additional guidance by contacting Banner’s Investor Relations Director. However, the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you.
BANNER CORPORATION     Page 13 of 13    CONFIDENTIAL